Exhibit 10.2

August 15, 2025

SENT VIA EMAIL

Cosmin Balota

Dear Cosmin:

This letter will serve to outline the employment terms of your role as interim Chief Financial Officer, which are in addition to your current position as SVP, Chief Accounting Officer. During your time as interim Chief Financial Officer, you will report to James McGourlay, Interim CEO. Unless otherwise stated below, the terms and conditions of your employment remain the same.

Compensation:    During the period you are interim Chief Financial Officer (“Interim
Period”), you will receive an additional premium of $4,687.50 CAD (less applicable deductions) per pay period, payable the 15th and at the end of each month, above and beyond your current base salary. At the conclusion of the Interim Period, your compensation will return to your current annual base salary.

In addition, we agree to pay you $100,000.00 CAD following three months after completing the Interim Period (the “Completion Bonus”), payable at the next scheduled payroll payment date. This payment is less all statutory and other usual deductions in a lump sum via direct deposit. The Completion Bonus will be in addition to your regular compensation and benefits.

Options:    You will be eligible to receive options to acquire 20,000 common shares of Open Text Corporation issuable under and subject to the terms of the Open Text 2004 Stock Option Plan (the “Plan”), and which issuance is subject to approval by the Board of Directors. The price at which these options will be made available to you is the closing price of the shares on the trading day immediately preceding the date the share options are granted, in accordance with the Plan. Subject to the approval of the Board, the options will be granted in the first available open trading window following the Board meeting. The options will vest over a four (4) year period in the amounts as follows: 25% on the first anniversary the stock option grant date, 25% on the second anniversary, 25% on the third anniversary, and the final 25% on the fourth anniversary of the stock option grant date. In the event of the termination of your employment, the options will be treated in accordance with the Plan and any applicable award agreement(s).

We ask that you confirm your acceptance of the foregoing details by signing below and submitting the signed copy through a ticket to Human Resources at OpenText Self-Service no later than 5 days from the date of receipt of this letter.

Sincerely,

Open Text Corporation

/s/ Andrea Morrison
Andrea Morrison
VP, Global HR Operations

I hereby acknowledge that I have been given a reasonable opportunity to read and understand the details of this employment change and to seek independent legal advice prior to accepting the terms outlined above.

Accepted:	/s/ Cosmin Balota	Date:	August 19, 2025
Cosmin Balota